EXHIBIT 99.2


                 TRITON ENERGY REPORTS 1997 FINANCIAL RESULTS

DALLAS, TEXAS - February 3, 1998 - Triton Energy reports a 1997 loss of $9.3 million, or a loss of $.25 per diluted share, compared with 1996 earnings of $21.6 million, or earnings of $.59 per diluted share. Excluding extraordinary items, 1997 earnings were $5.2 million, or $.14 per diluted share, versus earnings in 1996 of $22.8 million, or $.62 per diluted share. Results for both periods are reported after preference dividends.

Total revenues for 1997 were $149.5 million versus 1996 revenues of $134.0 million, a 12% increase.

Production  from  the  Cusiana  and Cupiagua fields in Colombia averaged about
220,000 barrels of oil per day (BPD) during 1997, a 26% increase over the prior year. The successful start-up and operation in the third quarter of two new 80,000 BPD oil-production units at the Cusiana central processing facility accounted for the rise in production.

"When construction of the new central processing facility in the Cupiagua Field is completed and its two 100,000 BPD units are fully operational during 1998, we look forward to oil production from the Cusiana and Cupiagua fields climbing from the present rate of more than 300,000 BPD to our targeted 500,000 BPD rate," said Peter Rugg, Triton Senior Vice President and Chief Financial Officer.

FULL-YEAR  1997  VS.  1996  RESULTS
-----------------------------------
Full-year 1997 results were affected by several factors. Primarily, these included higher costs associated with the start-up and operation of additional production and pipeline facilities in Colombia. However, during the start-up period, these facilities were not utilized to their full capacity. In addition, deliveries under the forward oil sale rose in 1997 as originally scheduled, while total production did not rise as much as planned. These deliveries, booked at $11.56 per barrel, were 29% of Triton's sales volumes in 1997, up from 10% of the Company's sales volumes in 1996.

Unusual items in 1997 resulted in a net charge of $8.3 million, primarily a $14.5 million (aftertax) extraordinary charge related to the early retirement of senior subordinated debt.

In 1996, unusual items netted a charge of $10.4 million, primarily the result of a noncash charge of approximately $38 million (aftertax) representing all costs associated with Triton's former Argentine operations. Partially offsetting this charge were a $10.4 million gain (aftertax) on the sale of Triton's Crusader shareholdings and a $4.1 million gain (aftertax) on the sale of U.S. royalty-interest properties.

On the operations side, the rise in 1997 oil production was offset by lower realized oil prices. Triton's average oil sales price for 1997 was $17.54 per barrel, down 11% from the average oil sales price per barrel of $19.60 in 1996.

Operating costs, as well as depletion expenses, increased in 1997 due to higher production volumes and greater costs resulting from the start-up of additional production and pipeline facilities in Colombia. There was a higher effective tax rate in 1997, compared with 1996 when a deferred tax benefit was recognized. Greater interest expense and an increase in general and administrative expenses also affected annual results.

The following table provides details on full-year and fourth-quarter 1997 results:



                                                THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                12/31/97  12/31/96    12/31/97  12/31/96
                                                --------  --------    --------  --------
In millions, except per share data
Revenues                                        $46.2     $36.2       $149.5    $134.0
As reported after preference dividends:
    Net earnings (loss)                         $(3.8)    $(19.8)     $(9.3)    $21.6
    Earnings (loss) per diluted share           $(0.10)   $(0.54)     $(0.25)   $0.59
Excluding extraordinary items:
    Net earnings (loss)                         $( 3.8)   $(19.8)     $ 5.2     $22.8
    Earnings (loss) per diluted share           $(0.10)   $(0.54)     $0.14     $0.62

Adjusted for extraordinary and
    unusual items:
        Net earnings (loss)                     $ (0.5)   $13.9       $(1.0)    $32.0
        Earnings (loss) per diluted share       $(0.01)   $0.38       $(0.03)   $0.87

Average diluted shares outstanding                36.5    36.3         37.0     36.9



FOURTH-QUARTER  1997  VS.  1996  RESULTS
----------------------------------------
For the fourth quarter of 1997, Triton reported a loss of $3.8 million, or a loss of $.10 per diluted share, compared with a loss of $19.8 million, or a loss of $.54 per diluted share, for the fourth quarter of 1996. Results for both periods are reported after preference dividends.



Revenues for the fourth quarter of 1997 were $46.2 million, up 28% versus revenues of $36.2 million for the year-ago quarter.

In the fourth quarter of 1997, the increase in oil production was offset by increased deliveries under the forward oil sale and by lower realized oil prices. In addition, there was a net charge of $3.3 million, primarily a $4.1 million (aftertax) mark-to-market adjustment of the Company's crude-oil option position. Operationally, higher operating costs and depletion expenses were associated with the successful start-up and operation of additional production and pipeline facilities in Colombia. General and administrative expenses and interest expense also increased versus the prior-year quarter.

The loss for the fourth quarter of 1996 resulted from the previously mentioned charge against Argentine operations.

Triton Energy Limited (NYSE: OIL) is a Dallas-based international oil and gas exploration and production company primarily focused on large-scale projects and exploration opportunities around the world. The Company has major projects under way in Latin America and Southeast Asia. It is actively exploring for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East.

Certain statements in this news release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the U.S. Securities Litigation Reform Act. They are subject to various risks and uncertainties, such as the timely completion of exploration, appraisal and development activities, and quarterly fluctuations in results. These are discussed in detail in the Company's Securities and Exchange Commission filings, including the report on Form 10Q for the quarter ended September 30, 1997. Actual results may vary materially.

                                      ###

                                (tables follow)

Contacts:  Investors  -  Crystal  C.  Bell,  214.691.5200
         Media  -  Sheila  Durante,  214.696.7655

For  more  information  about  Triton: www.tritonenergy.com or 1.888.OIL.NYSE.
                                       --------------------





                    TRITON ENERGY LIMITED AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                            (PRELIMINARY UNAUDITED)





                                                 THREE MONTHS ENDED       YEAR ENDED
                                                    DECEMBER 31,          DECEMBER 31,
                                                --------------------  --------------------
                                                   1997       1996       1997      1996
                                                ---------  ---------  ---------  ---------
SALES AND OTHER OPERATING REVENUES:
Oil and gas sales                               $ 46,175   $ 36,246   $ 145,419   $129,795
Other operating revenues                             ---        ---       4,077      4,182
                                                ---------  ---------  ---------  ---------
                                                   46,175     36,246    149,496    133,977
                                                ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
Operating                                          16,105      8,619     51,357     36,654
General and administrative                          8,484      6,512     28,607     25,945
Depreciation, depletion and amortization           12,082      7,604     36,828     25,640
Writedowns of assets                                  ---     42,960        ---     42,960
                                                ---------  ---------  ---------  ---------
                                                   36,671     65,695    116,792    131,199
                                                ---------  ---------  ---------  ---------

OPERATING INCOME (LOSS)                             9,504    (29,449)    32,704      2,778

Interest income                                       824        977      5,178      6,703
Interest expense                                   (5,912)    (2,575)   (23,858)   (15,897)
Other income (expense), net                        (5,452)     4,357      2,872     27,361
                                                 ---------  ---------  ---------  ---------
                                                  (10,540)     2,759    (15,808)    18,167
                                                ---------  ---------  ---------  ---------
EARNINGS (LOSS) BEFORE INCOME TAXES
    AND EXTRAORDINARY ITEM                         (1,036)   (26,690)    16,896     20,945
Income tax expense (benefit)                        2,748     (6,899)    11,301     (2,860)
                                                ---------  ---------  ---------  ---------
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM          (3,784)   (19,791)     5,595     23,805
Extraordinary item - extinguishment of debt           ---        ---    (14,491)    (1,196)
                                                ---------  ---------  ---------  ---------
NET EARNINGS (LOSS)                                (3,784)   (19,791)    (8,896)    22,609
Dividends on preference shares                       ---        ---         400        985
                                                ---------  ---------  ---------  ---------
EARNINGS (LOSS) APPLICABLE TO ORDINARY SHARES   $ (3,784)  $(19,791)  $  (9,296)  $ 21,624
                                                ---------  ---------  ---------  ---------

Average ordinary shares outstanding               36,540     36,338      36,471     35,929
                                                ---------  ---------  ---------  ---------

BASIC EARNINGS (LOSS) PER ORDINARY SHARE:
Earnings (loss) before extraordinary item       $  (0.10)  $  (0.54)  $   0.14   $   0.64
Extraordinary item                                   ---        ---      (0.40)     (0.03)
                                                ---------  ---------  ---------  ---------
NET EARNINGS (LOSS)                             $  (0.10)  $  (0.54)  $  (0.26)  $   0.61
                                                ---------  ---------  ---------  ---------

DILUTED EARNINGS (LOSS) PER ORDINARY SHARE:
Earnings (loss) before extraordinary item       $  (0.10)  $  (0.54)  $   0.14   $   0.62
Extraordinary item                                   ---        ---      (0.39)     (0.03)
                                                ---------  ---------  ---------  ---------
NET EARNINGS (LOSS)                             $  (0.10)  $  (0.54)  $  (0.25)  $   0.59
                                                ---------  ---------  ---------  ---------






                             TRITON ENERGY
                 CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                         (PRELIMINARY UNAUDITED)




SELECTED BALANCE SHEET AND OTHER ITEMS                            DECEMBER 31,   DECEMBER 31,
---------------------------------------------------------------
                                                                      1997           1996
                                                                 -------------  -------------
                                                                         (in thousands)

Cash, cash equivalents and marketable securities                 $      13,451  $      14,914
Short-term borrowings and current maturities of long-term debt         184,975        199,552
Long-term debt, excluding current maturities                           443,312        217,078
Shareholders' equity                                                   296,620        300,644
Total assets                                                         1,098,039        914,524
Total ordinary shares outstanding                                       36,541         36,342
Average ordinary shares outstanding                                     36,471         35,929
Average diluted ordinary shares outstanding                             37,008         36,919

CONSOLIDATED OIL PRODUCTION STATISTICS (NET TO TRITON)
-----------------------------------------------------------

                                                                 THREE MONTHS ENDED DECEMBER 31,
                                                                      1997           1996
                                                                 -------------  -------------

        Average revenue realized per Bbl*                        $       16.76  $       21.81

        Sales volumes - Bbls/day                                        21,424         16,022
        Forward oil sale deliveries - Bbls/day                           8,283          1,902
-----------------------------------------------------------      -------------  -------------
           Total revenue Bbls/day                                       29,707         17,924
                                                                 =============  =============





                                                                     YEAR ENDED DECEMBER 31,
                                                                      1997             1996
                                                                 -------------  -------------

        Average revenue realized per Bbl*                        $       17.54  $       19.60

        Sales volumes - Bbls/day                                        15,825         15,992
        Forward oil sale deliveries - Bbls/day                           6,745          1,915
-----------------------------------------------------------     -------------   -------------
           Total revenue Bbls/day                                       22,570         17,907
                                                                ==============  ==============

* Includes Ecopetrol reimbursement barrels and oil delivered under the forward oil sale.